Exhibit 10.1

Execution Copy

March 1, 2026

Mr. Conn Davis

Dear Conn:

On behalf of the Board of Directors (the “Board”) of Byrna Technologies Inc., a Delaware corporation (the “Company” or “Byrna”), I am pleased to offer you the position of Chief Executive Officer of the Company, subject to the terms and conditions set forth in this letter (this “Offer Letter”). We believe you are uniquely qualified to lead Byrna through its next phase of growth and long-term value creation, and we are enthusiastic about the prospect of working together.

All equity-based awards, severance benefits, and long-term incentive arrangements described in this Offer Letter are subject to final approval by the Board and/or the Compensation Committee of the Board (the “Compensation Committee”), as applicable, and subject to the execution of applicable plan documents, award agreements, and participation agreements.

1. Position; Duties; Reporting

You will serve as Chief Executive Officer of the Company, reporting to the Board. In this role, you will have overall responsibility for the management, strategy, and performance of the Company and such other duties consistent with your position as may be assigned by the Board from time to time. Your principal work location will be your home office in Dallas, Texas, subject to reasonable and customary travel, including regular travel to other Company locations, as required in connection with your duties.

2. Start Date

Your employment with the Company will commence on March 2, 2026 (the “Start Date”).

3. Base Salary

You will receive an initial base salary of $450,000 per annum, payable in accordance with the Company’s regular payroll practices and subject to applicable tax withholdings, effective as of the Start Date. Your base salary will be reviewed annually by the Compensation Committee, and any adjustment will be made in the sole discretion of the Compensation Committee. Any annual adjustment to your base salary, if approved, shall be an increase only and shall not result in a reduction of your base salary.

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4. Annual Cash Incentive

You will be eligible to participate in the Company’s short-term incentive (“STI”) program, as in effect from time to time. Your initial STI target will be equal to 100% of your base salary (i.e., $450,000), resulting in total target annual cash compensation of $900,000, based on the achievement of individual and Company performance objectives established by the Compensation Committee.

No STI award shall be deemed earned, vested or payable unless and until it is approved by the Compensation Committee and paid, and except as expressly provided under the Executive Severance Plan. As described below, you must be actively employed on the applicable payment date to earn and receive any STI award. If your employment is terminated by the Company without Cause or by you for Good Reason before the end of a performance period, you will remain eligible to receive an STI award for your actual performance period equal to a pro rata share of your annual target STI, subject to Compensation Committee approval. The Compensation Committee reserves the right to modify, suspend, or discontinue any STI program at any time.

5. Long-Term Incentive Program and Equity Compensation

You will be eligible to participate in the Company’s Long-Term Incentive Program (“LTIP”), as established and administered by the Compensation Committee from time to time. The LTIP is intended to align executive compensation with sustained long-term stockholder value creation.

All equity awards are subject to approval by the Compensation Committee and will be governed exclusively by the Company’s Amended and Restated 2020 Equity Incentive Plan, the LTIP, and the applicable award agreements, each as may be in effect and amended from time to time. This Offer Letter does not constitute, and shall not be deemed to be, an equity award agreement or to amend or modify the terms of any equity plan or award agreement.

(a) Annual LTIP Equity Grant – 2026

Subject to final Compensation Committee approval and pursuant to the LTIP and the Company’s Amended and Restated 2020 Equity Incentive Plan, you will receive a 2026 annual long-term incentive equity grant with a target grant-date value of $750,000 and granted on substantially the same terms applicable to other senior executives participating in the LTIP, with the grant date being the same date on which annual LTIP awards are granted to other senior executives for 2026.

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Consistent with the LTIP design for other executives, the grant will be comprised of:

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50% time-vested restricted stock units (“RSUs”), vesting in equal annual installments over a three-year period, 1/3rd shares vesting each year in each tranche, subject to your continued service through each vesting date; and

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50% performance-based restricted stock units (“PSUs”), with vesting determined based on achievement of pre-established performance goals approved by the Compensation Committee, a subsequent holding or service-based vesting period, as set forth in the applicable award agreement, and conditioned upon continued service through the vesting date.

The number of shares subject to each award will be determined as of the grant date based on the Company’s stock price on the grant date (with stock price meaning the closing price of the Company’s common stock on the grant date as reported by Nasdaq), as determined by the Compensation Committee. The equity award will be evidenced in an executed written equity award agreement (which also may be in electronic format). The Compensation Committee shall have sole discretion to determine the valuation methodology, performance metrics, vesting conditions, and any adjustments required to reflect stock splits, dividends, recapitalizations, mergers, or similar corporate transactions, in accordance with the applicable equity plan.

Based on the foregoing, for illustrative purposes only, your total target annual compensation for 2026 (excluding the new-hire equity award described in Section 5(b)) is $1,650,000.

(b) Performance-Based New Hire Equity Award

Subject to final Compensation Committee approval and pursuant to the Company’s Amended and Restated 2020 Equity Incentive Plan, the LTIP, and the applicable award agreement, you will receive a new-hire equity award, consisting of PSUs with a Start Date value of $250,000 based on the closing price of the Company’s stock on the Start Date. The units will vest in full, if at all, on the two year anniversary of the Start Date (the “Vesting Date”), provided that the volume-weighted average price (“VWAP”) of the Company’s common stock over the final ninety (90) days of the two-year performance period equals or exceeds 156% of the Company’s closing stock price on the StartDate (representing a 56% increase), subject to continued employment on the Vesting Date. By way of illustration only, if the Company’s closing stock price on the Start Date is $17.50, the $250,000 target Start Date value would result in approximately 14,286 shares ($250,000 ÷ $17.50). Those shares would be granted and would remain unvested for the two-year performance period following the Start Date. The shares would vest in full following two (2) years of continuous employment only if the VWAP of the Company’s common stock over the final ninety (90) days of the two-year performance period equals or exceeds $27.30 per share (representing 156% of the $17.50 Start Date stock price).

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If the performance condition is not satisfied on the Vesting Date, then none of the shares will vest and the award will be forfeited in its entirety on the Vesting Date, with no partial vesting. Notwithstanding the foregoing, in the event of a Change in Control prior to the Vesting Date of the New Hire Equity Award, then the performance conditions shall be deemed achieved, in accordance with the Executive Severance Plan summarized in Section 6 below.

(c) Share Ownership Guidelines

You will be subject to the Company’s executive share ownership guidelines, which currently require the Chief Executive Officer to hold Company equity with a value equal to three (3) times your base salary by the end of a 5-year period which will commence on your Start Date.

The Compensation Committee retains full discretion to interpret, enforce, amend, or grant temporary exceptions to the share ownership guidelines.

6. Executive Severance Plan Participation

You will be eligible to participate in the Byrna Technologies Inc. Executive Severance Plan, as may be amended from time to time (the “Severance Plan”), as a Tier 1 participant, subject to approval by the Compensation Committee and execution of a separate participation agreement (the “Participation Agreement”).

Your eligibility for, and receipt of, severance benefits will be governed exclusively by the terms of the Severance Plan and your Participation Agreement, including the requirement that you execute a release of claims. This Offer Letter does not itself create any severance rights.

Under the Severance Plan, and subject to its terms and conditions:

●	Non-Change in Control: Cash severance equal to 1.0x base salary and continued health benefits for twelve (12) months.

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Change in Control: Cash severance equal to 2.0x the sum of base salary and target bonus, paid in a lump sum; continued health benefits for eighteen (18) months (paid as a lump sum); full acceleration of time-based equity awards; and performance-based awards deemed achieved at target levels.

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Section 280G: All severance benefits shall be subject to a “best net benefit” cutback provision (“Golden Parachute” limitation). The ‘best net benefit’ provision means that payments will be reduced only if doing so would result in a greater after-tax benefit to you, as determined under Section 280G of the Internal Revenue Code.

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In the event of any inconsistency, the Severance Plan and Participation Agreement will control. Separately, the terms “Change in Control,” “Good Reason,” and “Cause” shall have the meanings set forth exclusively in the Severance Plan and/or applicable equity plans, and not any colloquial or securities-law meaning.

7. Benefits

You will be eligible to participate in the Company’s employee benefit plans and programs, including medical, dental, vision, and other welfare benefits, on the same basis as other senior executives, subject to the terms of the applicable plans. The Company currently pays approximately 80% of the cost of Company-provided health insurance for employees and their families. All benefits are subject to modification or termination at the Company’s discretion.

8. Paid Time Off

You will be eligible to participate in the Company’s unlimited paid time off program, subject to Company policy and business needs.

9. Policies; Compliance

As a senior executive of a publicly traded company, you will be required to comply with the Company’s Code of Business Conduct and Ethics, Insider Trading Policy, stock ownership guidelines, Clawback Policy, and all other applicable corporate policies, as may be amended from time to time. You will be required to pre-clear all transactions in Company securities, other covered securities, and entry into any 10b5-1 plans. You also will be subject to Section 16 reporting obligations and similar reporting obligations set by Canadian securities regulatory authorities.

10. At-Will Employment

Your employment with the Company will be at will, meaning that either you or the Company may terminate the employment relationship at any time, with or without cause or notice, subject to any severance rights that may arise under the Severance Plan. No other document, plan, or policy alters the at-will nature of your employment. Nothing in this Offer Letter creates a contract of employment for any definite term.

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11. Confidentiality; Restrictive Covenants; Cooperation

As a condition of your employment, you will be required to execute the Company’s standard confidentiality, invention assignment, and restrictive covenant agreements, if you have not already done so.

Following termination of your employment, you agree to reasonably cooperate with the Company, upon reasonable request, in connection with matters relating to your period of employment, provided that such cooperation does not unreasonably interfere with your subsequent employment or other professional activities.

12. Background Check

This offer is contingent upon the successful completion of a background check, consistent with Company policy and applicable law.

13. Section 409A

This Offer Letter and any payments or benefits referenced herein are intended to comply with, or be exempt from, Section 409A of the Internal Revenue Code. The Company makes no guarantee regarding the tax treatment of any payment or benefit, and any payments subject to Section 409A will be made only in compliance with its requirements, including any applicable six-month delay.

14. Governing Law

This Offer Letter will be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of law principles.

15. Entire Agreement; Successors

This Offer Letter, together with the Severance Plan, your Participation Agreement, applicable equity award agreements, the LTIP, and Company policies, constitutes the entire agreement between you and the Company regarding the subject matter hereof and supersedes all prior discussions or understandings. You acknowledge that you have not relied on any representations or statements not expressly set forth in this Offer Letter. You also acknowledge that the Company may be required to publicly disclose the terms of this Offer Letter and related arrangements in filings with the Securities and Exchange Commission or otherwise as required by applicable law or stock exchange rules.

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The headings in this Offer Letter are for convenience only and shall not affect the interpretation of this Offer Letter.

This Offer Letter will be binding upon the Company and its successors to the extent required under applicable law and the Severance Plan.

16. Counterparts and Electronic Execution

This Offer Letter may be executed in counterparts, including by electronic signature, each of which shall be deemed an original and all of which together shall constitute one and the same agreement.

If you accept this offer, please sign and return this Offer Letter on March 2, 2026. This offer will automatically expire if not accepted by that date. Acceptance may be made by electronic signature.

This offer and any related discussions are non-binding and create no obligation on either party unless and until the Board of Directors approves this offer and the offer is executed by both parties on or before March 2, 2026. The effective date shall be March 2, 2026.

We look forward to welcoming you to Byrna and working together to build long-term stockholder value.

Signature Page Follows.

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Signature Page Only.

Sincerely,

Byrna Technologies, Inc.

By: ________________________
Name: Herbert Hughes
Title:   Chairman of the Board, Byrna Technologies, Inc.

Accepted and Agreed:

By: ________________________
Name: Conn Davis
Title:   CEO